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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              CFI PROSERVICES, INC.
             (Exact Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X ]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:
     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)       Amount Previously Paid:
2)       Form, Schedule or Registration Statement No.:
3)       Filing Party:
4)       Date Filed:

================================================================================


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                              CFI PROSERVICES, INC.
                           DBA CONCENTREX INCORPORATED
                               400 SW SIXTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 274-7280

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2000 annual meeting of shareholders of CFI ProServices, Inc., dba Concentrex Incorporated, (the "Company" or "Concentrex") will be held at the Alder Room of the Fifth Avenue Suites Hotel, located at 506 SW Washington, Portland, Oregon 97205, on Friday, May 19, 2000, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

(1)  to elect three (3) Class 1 directors  with terms expiring in 2003 (Proposal
     1);
(2)  to approve the Company's name change to Concentrex  Incorporated  (Proposal
     2);
(3) to ratify the selection of Arthur Andersen LLP as the Company's auditors for the year ending December 31, 2000 (Proposal 3); and
(4) to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of Common Stock of record at the close of business on March 31, 2000 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING, WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

By Order of the Board of Directors,

Robert T. Jett
SECRETARY

Portland, Oregon
April 19, 2000

                              CFI PROSERVICES, INC.
                           DBA CONCENTREX INCORPORATED
                               400 SW SIXTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 274-7280

                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 2000

SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors of CFI ProServices, Inc., dba Concentrex Incorporated, (the "Company" or "Concentrex") is soliciting the proxies of all holders of the Company's Common Stock who may be unable to personally attend the annual meeting of shareholders to be held at the Alder Room of the Fifth Avenue Suites Hotel, located at 506 SW Washington, Portland, Oregon 97205, on Friday, May 19, 2000, at 10:00 a.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

This Proxy Statement, together with the accompanying proxy card and the Company's 1999 Annual Report, are being mailed to shareholders commencing April 19, 2000. The Annual Report includes the Company's audited financial statements for the fiscal year ended December 31, 1999.

All shares represented by proxies, which have been properly executed and returned to the Company, will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made. If no specification is made, such shares will be voted FOR each proposal. The proxy may be revoked by you at any time before it is exercised by (i) delivering to the Company a later dated proxy; (ii) giving written notice of revocation to the Secretary of the Company at the Company's address shown above; or (iii) attending the meeting and voting your shares in person.

The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or other employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company. In addition, the Company reserves the right to utilize the services of an independent proxy solicitation firm to assist with the solicitation of proxies. If the services of an independent proxy solicitation firm are used, the cost is estimated not to exceed $5,000.

VOTING SECURITIES OF THE COMPANY

The Company had 5,365,225 shares of Common Stock outstanding on March 31, 2000. Each holder of Common Stock of record at the close of business on March 31, 2000, will be entitled to one vote on all matters properly submitted at the meeting for each share of Common Stock held of record. A majority of shares of Common Stock outstanding at the close of business on March 31, 2000, must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO SIGN AND RETURN YOUR PROXY.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

The Company's Articles of Incorporation provide that the number of directors serving on the Board of Directors shall be fixed as provided by the Bylaws, but shall not be less than three (3). The Company's Bylaws provide that the Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The Articles and Bylaws also provide that at any time when the Board of Directors consists of six (6) or more members, in lieu of electing the entire Board of Directors annually, the Board shall be divided into three (3) classes, with the method of classification made by the director then serving as Chairman of the Board. Members of each of the three classes of directors generally are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Until February of 2000, the Board of Directors consisted of eight (8) directors divided into three classes. Assuming approval of the Board of Director nominees, there will be nine (9) directors divided into three classes. Of these, six (6) directors are continuing their terms after the Company's 2000 annual meeting, one (1) director is standing for reelection at the Company's 2000 annual meeting and two (2) directors are standing for election at the Company's 2000 annual meeting for the first time.

CLASS 1 DIRECTORS. The Chairman has designated Matthew W. Chapman, Frank E. Brawner and Robert B. Witt as Class 1 Directors. Mr. Chapman was elected to the Board of Directors by the Company's shareholders at the 1997 annual meeting and is serving a three-year term which terminates at the 2000 annual meeting. Mr. Brawner and Mr. Witt are each standing for election for the first time since being appointed to the Board of Directors in September 1998 and February 2000, respectively. These three directors are nominees for election to the Board as Class 1 Directors to serve until the 2003 annual meeting, or until their successors have been duly elected and qualified.

In case any of the Class 1 Director nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE LISTED.

Directors are elected by a plurality of the votes of the shareholders present or represented by proxies at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                     CLASS 1
                               (TERM ENDING 2000)

MATTHEW W. CHAPMAN
Chairman and Chief Executive Officer
Concentrex Incorporated                                                   Age 49
Portland, Oregon                                            Director Since: 1987

Mr. Chapman has served as the Company's Chief Executive Officer since February 1988 and as its Chairman since February 1991. Mr. Chapman was President of the Company from August 1987 to April 1992 and became a director in September 1987. Prior to joining the Company, Mr. Chapman was outside counsel to the Company, and was a founding partner of the law firm of Farleigh, Wada & Witt, P.C. Mr. Chapman has previously served as a faculty member of the American Bankers Association National Graduate Compliance School and the Credit Union National Association Regulatory Compliance School. Mr. Chapman is a director of Microchip Technology, Incorporated, a Chandler, Arizona manufacturer and supplier of programmable microchips. Mr. Chapman is also a Trustee of the University of Portland.

FRANK E. BRAWNER
Retired                                                                  Age: 66
Neskowin, Oregon                                           Director Since:  1998

Mr. Brawner served as the Chief Executive Officer of the Oregon Bankers Association and the Independent Community Banks of Oregon from 1975 until his retirement in 1998. He became President of the Oregon Bankers Association in 1992. From 1991 through 1998, Mr. Brawner also served as Executive Vice President of the Oregon Mortgage Bankers Association. Mr. Brawner has also served as Secretary of the Northwest Intermediate Banking Schools and as a member of the Board of Directors of the Pacific Coast Banking School and the Oregon Society of Association Executives.

ROBERT B. WITT
Executive Vice President & Chief Information Officer
Medibuy.com, Inc.                                                         Age 48
La Mesa, CA                                                 Director Since: 2000

Since May 1999, Mr. Witt has been employed as Vice President of Technology and Chief Information Officer at Medibuy.com, Inc., a company providing e-commerce solutions for the procurement of healthcare products such as medical supplies and equipment. Prior to joining Medibuy, Mr. Witt served as Chief Information Officer at Sequent Computer Systems from January 1995 until August 1998 and at Oracle Corporation from September 1998 until April 1999. Mr. Witt also served as Chief Information Officer for British Petroleum and was the President/Owner of Witt Enterprises, a Value Added Remarketer of IBM mini computers. Mr. Witt is also on the IS Advisory Council for Oregon State University.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                     CLASS 2
                               (TERM ENDING 2001)

ERAN S. ASHANY
Director
Allen & Company Incorporated                                             Age: 37
New York, New York                                          Director Since: 1993

Mr. Ashany has been employed by Allen & Company Incorporated, an investment banking company, since August 1988, and has been a Vice President and Director of that firm since September 1990 and February 1995, respectively. Mr. Ashany is also a director of Eco-Bat Technologies, plc, a lead smelter and battery recycler with operations in the United Kingdom, Germany, France, Italy and Austria.

ROBERT P. CHAMNESS
President and Chief Operating Officer
Concentrex Incorporated                                                 Age:  47
Portland, Oregon                                           Director Since:  1993

Mr. Chamness has served as President and Chief Operating Officer of the Company since July 1995 and previously served as Executive Vice President and General Counsel of the Company from April 1993. From 1985 to March 1993, Mr. Chamness was a partner with the law firm of McKenna & Fitting, Los Angeles, California, and its predecessor. From 1990 to 1994, Mr. Chamness served as the Chair of the Consumer Financial Services Committee of the American Bar Association. Mr.
Chamness has authored numerous compliance manuals for the American Bankers Association, including manuals relating to the Truth in Savings Act and consumer lending.

L. B. DAY
President  and Director
L.B. Day & Company, Inc.                                                 Age: 55
Portland, Oregon                                           Director Since:  1999

Since 1995, Mr. Day has been President and a director of L.B. Day & Company, Inc., a consulting firm which provides organization development, design and planning services to clients at senior and executive levels. From 1983 to 1994 he served as Vice President and then President of Day-Floren Associates, Inc., a consulting firm specializing in strategic planning for high-technology companies. Mr. Day is a director of Microchip Technology, Incorporated, a Chandler, Arizona manufacturer and supplier of programmable microchips.

                                     CLASS 3
                               (TERM ENDING 2002)

J. KENNETH BRODY
Chairman
ComPix Incorporated                                                      Age: 77
Portland, Oregon                                           Director Since:  1990

Mr. Brody has served as the Chairman of ComPix Incorporated, a manufacturer of infrared thermal analysis devices since 1984. Mr. Brody is also a Director of the U.S. Navy Memorial Foundation and a member of the Yale Development Board. From 1992 until December 1996, he served as a consultant to First Portland Corporation and as a member of the management committee of Intercoastal Manufacturing, Co., a golf cart parts sales and services company. Mr. Brody has served as a consultant to the Company since 1998.

ROBERT T. JETT
Executive Vice President, Product Development Division and Secretary
Concentrex Incorporated                                                  Age: 55
Portland, Oregon                                            Director Since: 1987

Mr. Jett has served as Executive Vice President and Secretary of the Company since April 1984. Mr. Jett is responsible for managing the Product Development Division. Prior to joining the Company, he managed the legal department of Evans Products Company, a diversified manufacturing company.

LORRAINE O. LEGG
President and Chief Executive Officer
TIS Financial Services, Inc.                                            Age:  60
San Francisco, California                                  Director Since:  1995

Ms. Legg has served as President and Chief Executive Officer of TIS Financial Services, Inc., an asset securitization and management company, since its formation in 1984. Ms. Legg also serves as President, Chief Executive Officer and a director of TIS Mortgage Investment Company, a real estate investment trust. Prior to her involvement with TIS, Ms. Legg served as Vice President and Treasurer of Boise Cascade Corp, a Fortune 500 forest products manufacturer, and in various management roles with affiliates of Boise Cascade Corp. From 1967 through 1970, Ms. Legg was Vice President of the Federal National Mortgage Association, and was a principal architect of the GNMA mortgage-backed security. Ms. Legg also serves as Chairman of The Planned Giving Foundation, Inc., a charitable organization.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held three regular meetings, seven special meetings and took action pursuant to two unanimous written consents during the year ended December 31, 1999. There are five standing committees of the Board: the Audit, Compensation, Nominating, Executive and Proxy Committees. During the 1999 fiscal year, all of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served.

During 1999, the Audit Committee of the Board was comprised of Eran S. Ashany (Chair), L. B. Day and Frank Brawner, none of whom was otherwise employed by the Company. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reports regularly to the Board. The Audit Committee held three meetings during 1999.

During 1999, the Compensation Committee was comprised of Eran S. Ashany, J. Kenneth Brody (Chair), L. B. Day and Lorraine O. Legg, none of whom was otherwise employed by the Company. This Committee reviews the performance of the executive officers and considers executive compensation data in making recommendations to the Board relating to salaries and incentive compensation for executives. The Compensation Committee also administers the Company's Stock Option Plans and approves stock option grants and contributions to the Company's 401(k) profit sharing plan. The Compensation Committee held no meetings during 1999, but took action pursuant to two unanimous written consents. See "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

During 1999, the Nominating  Committee was comprised of J. Kenneth Brody, Robert
P. Chamness, Matthew W. Chapman and Lorraine O. Legg (Chair). This Committee recommends to the Board of Directors nominees for election as directors. Shareholders' suggestions for director nominees may be submitted to the Secretary of the Company for consideration by the Nominating Committee. The Nominating Committee held one meeting during 1999.

During 1999, the Executive Committee was comprised of J. Kenneth Brody,  Matthew
W. Chapman (Chair), Lorraine O. Legg, Robert P. Chamness and Frank Brawner. This Committee is empowered to exercise all of the authority of the Board in the management of the Company except as otherwise may be provided by law. The Executive Committee held no meetings during 1999, but took action pursuant to two unanimous written consents.

During 1999, the Proxy Committee was comprised of Robert P. Chamness, Matthew W. Chapman (Chair) and Robert T. Jett. This Committee votes shareholder proxies at the annual meeting and at any special meetings if appointed by shareholders in a written proxy. The Proxy Committee held no meetings during 1999.

                               BOARD COMPENSATION

In accordance with the terms of the Outside Directors Compensation and Stock Option Plan, all outside directors receive an annual retainer of $7,000 for serving as members of the Board of Directors and $1,000 for each Board of Directors meeting attended, as well as a stock option to purchase 4,000 shares, granted on the first business day following the annual meeting of shareholders, with an exercise price equal to the fair market value of the Company's Common Stock at the close of trading on the last trading day prior to the issuance of the option, in each case pro rated for service during a partial year. All options granted under the Outside Directors Compensation and Stock Option Plan are fully vested upon grant.

During 1999, the Company paid J. Kenneth Brody the sum of $12,000 for services as a consultant. Mr. Brody has served the Company as a consultant since 1988. The Company expects to retain Mr. Brody's services as a consultant in 2000 at approximately the same level of business for the same level of compensation.

                                   PROPOSAL 2
                                 CHANGE OF NAME

The Company's Board of Directors has proposed a change in the Company's name from "CFI ProServices, Inc." to "Concentrex Incorporated." In order to effectuate this name change, Oregon law requires that the Company's Board of Directors submit to the shareholders a proposed amendment to the Company's Articles of Incorporation. The Company has been using the name Concentrex Incorporated as a "dba" (doing business as) name since approximately June 1999.

The Company's Board of Directors believes that the name "Concentrex" better reflects the Company's expanded operations as the result of its recent acquisitions. The new name also more clearly connotes the Company's enhanced ability to provide a broader range and type of services to its financial institution customers.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE
      COMPANY'S ARTICLES OF INCORPORATION CHANGING ITS NAME TO "CONCENTREX
                                 INCORPORATED"

If a quorum is present at the annual meeting, the Amendment to the Company's Articles of Incorporation changing the Company's name to "Concentrex Incorporated" (Proposal 2) will be approved if a majority of the votes cast with respect to the proposal are voted "for" approval of the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted as votes cast, and have no effect on the results of the vote on Proposal 2.

                                   PROPOSAL 3
                        RATIFY THE SELECTION OF AUDITORS

Shareholders are requested to ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountant for the Company for the 2000 fiscal year. Arthur Andersen LLP has served as the Company's independent public accountant since 1987. A representative of the firm of Arthur Andersen LLP is expected to attend the annual meeting, will have the opportunity to make a statement to the Company's shareholders and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of Arthur Andersen LLP, this advisory vote will be taken into account by the Board of Directors in appointing auditors for the following fiscal year.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.


If a quorum is present at the annual meeting, the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company (Proposal 3) will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted as votes cast, and have no effect on the results of the vote on Proposal 3.

                                  OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

                         NON-DIRECTOR EXECUTIVE OFFICERS

KATHLEEN M. BROMAGE                                                      Age: 42
Vice President, e-Commerce Group

Ms. Bromage joined the Company as Vice President of its newly formed e-Commerce Group in connection with the Company's acquisition of MECA Software L.L.C. ("MECA") in May 1999. Ms. Bromage served as Executive Vice President and Chief Financial Officer of MECA with responsibility for day-to-day operations as well as for the execution of MECA's business strategy and development initiatives. For twelve years prior to joining MECA, Ms. Bromage held several positions with Shawmut National Corporation, a financial institution and prior to that she held positions with Price Waterhouse, an accounting firm.

MICHAEL J. CLEMENT                                                      Age:  52
Senior Vice President, Customer Services Division

Mr. Clement joined the Company in October 1984 and has served as Senior Vice President, Customer Services Division since October 1999 and previously as Senior Vice President, Customer Support & Quality Assurance Division. Mr. Clement was Senior Vice President of the Standard Products Group from October 1995 until May 1996 and from June 1996 until January 1998 he served as Vice President of the Electronic Products Delivery Group. Prior to joining the Company, Mr. Clement was a Regional Vice President for Evans Financial Corp., a mortgage banking company.

DANIEL C. LARLEE                                                         Age: 48
Senior Vice President, Technology & Research Division and
  Chief Technology Officer

Mr. Larlee joined the Company in April 1992 as its Director of Technology and became a Vice President and Chief Technology Officer of the Company in September 1994. In January 1998, Mr. Larlee was elected Vice President, Technology & Research Division and Chief Technology Officer and was promoted to Senior Vice President in January 1999. From May 1989 until he joined the Company, Mr. Larlee was Director of Technology for World Trade Services, a software and data processing services provider to businesses engaged in international trade.

ZENON S. PIOTROWSKI                                                      Age: 44
Vice President, Standard Products

Mr. Piotrowski joined the Company in 1995 as Regional Sales Manager and served as the Company's Director of National Sales starting in 1996. In 1997 he was named Vice President of Sales. In July 1999, Mr. Piotrowski was elected Vice President of Standard Products, responsible for driving development and product strategy in the areas of retail delivery, consumer/commercial lending and mortgage lending. Prior to joining Concentrex, Mr. Piotrowski served as Senior Management Consultant for the Finance Industry Group at Lexmark International, and in a variety of supervisory and sales positions at IBM.

LOIS M. ROBERTS                                                          Age: 54
Executive Vice President, Sales, Marketing &
  Customer Relations

Ms. Roberts joined the Company in May 1993 as its Operations Software Product Manager and was elected Vice President of Marketing and Corporate Communications in October 1995. In January 1998, Ms. Roberts was elected Senior Vice President, Sales, Marketing & Customer Services Division. In January 2000, Ms. Roberts was elected Executive Vice President, Sales, Marketing & Customer Relations. Prior to joining the Company in 1993, Ms. Roberts served as the President of Quickor Net, Inc., a privately held data processing company located in Portland, Oregon.

KURT W. RUTTUM                                                           Age: 40
Vice President, Finance & Administration Division,
  Chief Financial Officer and Treasurer

Mr. Ruttum joined the Company in November 1997 as Vice President, Finance & Administration Division and Chief Financial Officer. In January 1999, Mr. Ruttum was appointed Treasurer of the Company. From October 1996 until November 1997, Mr. Ruttum was Vice President and General Counsel for Phoenix Gold International, Inc., a manufacturer of car audio equipment. From February 1997 until November 1997, Mr. Ruttum also served as Secretary of Phoenix Gold International, Inc. Mr. Ruttum was an attorney with the law firm Tonkon Torp LLP in Portland, Oregon, where he emphasized corporate finance and securities matters, from 1986 through August 1996

JEFFREY P. STRICKLER                                                     Age: 42
Vice President, Legal, Risk Management & Corporate Development Division,
  General Counsel and Assistant Secretary

Mr. Strickler joined the Company in August 1994 as Corporate Counsel. He was elected General Counsel and Assistant Secretary in January 1996 and Vice President, Legal, Risk Management and Corporate Development Division, General Counsel and Assistant Secretary in January 1998. From January 1991 until joining the Company, Mr. Strickler served as Corporate Counsel for Cadre Technologies, Inc., a developer and manufacturer of software development automation products formerly located in Beaverton, Oregon. Mr. Strickler was an attorney with the law firm Perkins Coie in Portland, Oregon from 1985 to January 1991.

ERIC T. WAGNER                                                           Age: 50
Senior Vice President, Custom Products

Mr. Wagner joined the Company as Senior Vice President in November 1995 in connection with the Company's acquisition of Culverin Corporation, a developer and distributor of financial institution sales and service delivery software products ("Culverin"). In January 1998, Mr. Wagner was elected Senior Vice President, Product & Corporate Integration, with responsibility for managing CFI's retail delivery products and integration of the Company's products and corporate organization. Mr. Wagner joined Culverin in 1979, and served as its President and Director until its acquisition by the Company.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 29, 2000, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each director, (ii) the "Named Executive Officers" (as defined under "Executive Compensation"), (iii) all persons known by the Company, based upon review of Schedules 13D and 13G filed with the Securities and Exchange Commission, TO BE BENEFICIAL OWNERS OF MORE THAN 5% OF ITS COMMON STOCK, AND
(IV) ALL CURRENT EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP. The Company had 5,253,972 shares issued and outstanding on February 29, 2000.



                                                                              COMMON STOCK (A)
                                                               -----------------------------------------------
                                                                    NUMBER OF           PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                  SHARES               OUTSTANDING
-----------------------------------------------------------    --------------------- -------------------------
Brown Capital Management
809 Cathedral Street
Baltimore, MD  21201 (B)                                                    969,000                     18.4%

Wellington Management Co. (C)
75 State Street
Boston, Massachusetts  02109                                                515,200                      9.8%

Becker Capital Management (D)
1211 SW 5TH Avenue, Suite 2185
Portland, Oregon 97204                                                      407,000                      7.7%

Brinson Partners Inc. (E)
209 South Lasalle Street
Chicago, Illinois 60604                                                     276,534                      5.3%

Matthew W. Chapman (F) (G)                                                  403,884                      7.7%

Robert P. Chamness (H)                                                      188,739                      3.6%

Robert T. Jett (I)                                                          182,629                      3.5%

J. Kenneth Brody (J)                                                         29,500                         *

Lois M. Roberts (K)                                                          24,368                         *

Eran S. Ashany (L)                                                           15,500                         *

Lorraine O. Legg (M)                                                         13,100                         *

Frank E. Brawner (N)                                                          5,293                         *

L. B. Day (O)                                                                 4,663                         *

Robert B. Witt (P)                                                            3,151                         *

Kathleen M. Bromage                                                           1,400                         *

All directors and executive officers as a group
(17 persons) (Q)                                                          1,079,996                     20.6%
------------------------
*  Less than one percent


A. Applicable percentage of ownership is based on 5,253,972 shares of Common Stock outstanding as of February 29, 2000 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after February 29, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
B. Brown Capital Management ("Brown") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1999, Brown, in its capacity as investment adviser, may be deemed to have beneficial ownership of 969,000 shares of common stock of Concentrex Incorporated that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1999, Brown had sole voting power with respect to 879,900 shares and sole dispositive power with respect to all 969,000 shares.
C. Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1999, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 515,200 shares of common stock of Concentrex Incorporated that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1999, WMC had shared voting power with respect to 209,800 shares and shared dispositive power with respect to all 515,200 shares.
D. Becker Capital Management ("Becker") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1999, Becker, in its capacity as investment adviser, may be deemed to have beneficial ownership of 407,000 shares of common stock of Concentrex Incorporated that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1999, Becker had sole voting power with respect to 369,400 shares and dispositive power with respect to all 407,000 shares.
E. Brinson Partners Inc. ("Brinson") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1999, Brinson, in its capacity as investment adviser, may be deemed to have beneficial ownership of 276,534 shares of common stock of Concentrex Incorporated that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1999, Brinson had sole voting and shared dispositive power with respect to all 276,534 shares.
F.   The address for such person IS 400 S.W. 6TH Avenue, Portland, Oregon 97204.
G. Includes 96,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
H. Includes 173,300 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
I. Includes 48,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
J. Includes 12,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
K. Includes 21,824 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
L. Includes 12,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
M. Includes 12,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
N. Includes 5,293 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.
O. Includes 4,663 shares issuable upon the exercise of options exercisable within 60 days of February 29, 2000.
P. Includes 1,151 shares issuable upon the exercise of options exercisable within 60 days of February 29, 2000.
Q. Includes 568,479 shares issuable upon the exercise of options exercisable within 60 days of February 29, 2000.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY
Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998, and 1997, of the following persons: (i) the chief executive officer of the Company as of December 31, 1999 and (ii) the other four most highly compensated executive officers of the Company who were serving in that capacity as of December 31, 1999. The individuals described in (i) and (ii) above are referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE


                                                 Annual Compensation           Long Term Compensation
                                             ----------------------------   ------------------------------
                                                                             Restricted       Securities         All Other
                                                                               Stock          Underlying       Compensation
Name and Principal Position        Year      Salary($)(1)      Bonus($)     Award($)(2)       Options(#)          ($) (3)
-------------------------------    ------    ------------     -----------   -------------     ------------    ----------------
Matthew W. Chapman                 1999          255,000         100,000           5,500           20,000               7,680
  Chairman and Chief               1998          226,000         226,000              --           30,000              11,180
  Executive Officer                1997          205,000              --              --               --              11,180

Robert P. Chamness                 1999          227,500          75,000           5,500           16,500               9,356
  Director, President and          1998          203,150         192,993              --           25,000              12,800
Chief Operating Officer            1997          184,500              --              --               --              12,800

Robert T. Jett                     1999          200,000          50,000           5,500           10,000               9,356
  Director, Executive Vice         1998          180,000         108,000              --           15,000              12,800
  President and Secretary          1997          162,500              --              --               --              12,800

Lois M. Roberts                    1999          175,000          50,000           5,500            5,000               2,156
  Executive Vice President         1998          160,000          80,000              --           16,000              12,800
                                   1997          138,750              --              --            5,000               3,915

Kathleen M. Bromage                1999          109,375         118,292              --               --                 480
   Vice President                  1998               --              --              --               --                  --
                                   1997               --              --              --               --                  --


(1) Includes amounts deferred by executive officers under the Company's 401(k) profit sharing plan.

(2) Represents the dollar value of stock issued through the Company's Employee Savings and Stock Ownership Plan. The Plan consists of two components: bonus and 401(k) match. For the bonus, stock value was calculated at the average stock price for the six months ended June 30, 1999. For the 401(k) match, stock value was calculated at the average stock price per quarter.

3) Stated amounts include Company contributions to the Company's 401(k) profit sharing plan, life insurance premiums, and parking and automobile allowance as follows:

                 DESCRIPTION OF "ALL OTHER COMPENSATION" AMOUNTS


                                         1999        1998        1997  DESCRIPTION
                                       -------       ------     ------ ---------------------------------
  Matthew W. Chapman                   $    --       $3,200     $3,200 401(k) Plan contribution
                                           480          780        780 Life insurance premium
                                         7,200        7,200      7,200 Parking and automobile allowance
  Robert P. Chamness                        --        3,200      3,200 401(k) Plan contribution
                                           480          780        780 Life insurance premium
                                         8,876        8,820      8,820 Parking and automobile allowance
  Robert T. Jett                            --        3,200      3,200 401(k) Plan contribution
                                           480          780        780 Life insurance premium
                                         8,876        8,820      8,820 Parking and automobile allowance
  Lois M. Roberts                           --        3,200       3200 401(k) Plan contribution
                                           480          780        715 Life Insurance premium
                                         1,676        8,820         -- Parking and automobile allowance
  Kathleen M. Bromage                      480           --         -- Life Insurance premium


STOCK OPTIONS GRANTED
The following table contains information concerning the grant of stock options under the Company's 1995 Consolidated Stock Option Plan (the "1995 Plan") to the Named Executive Officers in 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                Potential
                                                                                             Realizable Value
                                                                                             At Assumed Annual
                                                                                            Rates of Stock Price
                                                                                             Appreciation for
                                                 Individual Grants                             Option Term (2)
                             ----------------------------------------------------------    ---------------------------
                              Number of       % of Total
                              Securities       Options
                              Underlying      Granted to       Exercise
                               Options       Employees in       Price      Expiration
          Name               Granted (1)     Fiscal Year       ($/Sh.)        Date            5% ($)       10% ($)
-------------------------    ------------- ----------------- ------------- ------------    ------------- -------------
Matthew W. Chapman                 20,000           8.2%           $12.25      1/21/09         $154,077      $390,466

Robert P. Chamness                 16,500           6.8%           $12.25      1/21/09         $127,114      $322,134

Robert T. Jett                     10,000           4.1%           $12.25      1/21/09          $77,038      $195,232

Lois M. Roberts                     5,000           2.0%           $12.25      1/21/09          $38,518       $97,615

Kathleen M. Bromage                    --          --                  --           --               --            --


(1) The option grants listed above all vest 20 percent per year on each of the five anniversary dates following the date of grant.

(2) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

The following table provides information concerning the exercise of options during 1999 and unexercised options held as of December 31, 1999, with respect to the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                  Number of
                                                            Securities Underlying        Value of Unexercised
                                                             Unexercised Options         In-The-Money Options
                             Shares Acquired     Value           At FY-End (#)            At FY-End ($) (1)
                               On Exercise     Realized          Exercisable/                Exercisable/
   Name                            (#)            ($)            Unexercisable              Unexercisable
   ------------------------ ------------------ ---------- ---------------------------- -------------------------
   Matthew W. Chapman              --             --              66,000 / 84,000                 -- / --

   Robert P. Chamness              --             --             155,000 / 66,500           $102,250 / --

   Robert T. Jett                  --             --              33,000 / 42,000                 -- / --

   Lois M. Roberts                 --             --              14,625 / 25,600             $1,150 / --

   Kathleen M. Bromage             --             --                      -- / --                 -- / --


(1) Market value of the underlying securities at December 31, 1999, $8.0625 per share, minus the exercise price of the unexercised options.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1999, the Compensation Committee was comprised of Eran S. Ashany, J. Kenneth Brody (Chair), L.B. Day and Lorraine O. Legg, none of whom was otherwise employed by the Company.

In 1997, the Company formed Lori Mae, L.L.C., an Oregon limited liability company ("Lori Mae"), with Pacific Securitization, Inc., a California corporation involved in asset securitization. The Company and Pacific Securitization, Inc. each own 50 percent of Lori Mae. Lori Mae was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, owns a 39.25 percent interest in Pacific Securitization, Inc.

                             STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the Company, (b) a broad-based equity market index and (c) an industry-specific index. The following graph includes the required information from December 31, 1994 through the end of the last fiscal year (December 31, 1999). The broad-based market index used is the Russell 2000 market index ("Russell 2000") and the industry-specific index used is the Standard & Poors Computer Software & Services Index. [GRAPHIC OMITTED]


                                                                         Annual Percentage Return
                                                                                Years Ended
                                                  ------------------------------------------------------------------------
Company/Index                                     12/31/95       12/31/96        12/31/97       12/31/98       12/31/99
------------------------------                    -----------    -----------     -----------    -----------    -----------
Concentrex Incorporated                                10.19         (4.20)         (14.04)         (5.10)        (29.57)
S&P Software & Services                                40.53          55.46           39.30          81.19          84.93
Russell 2000                                           26.21          14.76           20.52         (3.45)          19.62




                                                                              Indexed Returns
                                      Base                                      Years Ended
                                     Period       ------------------------------------------------------------------------
Company/Index                       12/31/94      12/31/95       12/31/96        12/31/97       12/31/98       12/31/99
------------------------------     -----------    -----------    -----------     -----------    -----------    -----------
Concentrex Incorporated               $100.00        $110.19        $105.56          $90.74         $86.11        $ 60.65
S&P Software & Services                100.00         166.12         258.25          359.75         651.84         651.84
Russell 2000                           100.00         126.10         146.90          179.74         175.16         175.16


                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company entered into an Employment Agreement (the "Agreement") with Eric T. Wagner on November 21, 1995 when it acquired Culverin Corporation. The Agreement expires on November 20, 2000. The Agreement provided Mr. Wagner with an initial annual base salary of $120,000, with adjustments made annually as determined by the Company's President, and incentive compensation based upon the achievement of certain performance objectives. In the event that the Agreement is terminated by the Company for convenience or by Mr. Wagner for good reason, then Mr. Wagner is entitled to severance in an amount not more than the amount he would have received during the remaining term of the Agreement, but not less than the lesser of (i) the amount he received during the twelve month period immediately preceding the termination or (ii) the amount he would have received during the remaining term of the Agreement.

The Company has entered into Executive Retention Agreements, currently with ten executive officers of the Company, including four of the Named Executive
Officers. The Executive Retention Agreements provide favorable severance benefits for the executive officers should their positions be diminished or terminated due to a change in control. Specifically, they authorize, upon the occurrence of a change-in-control, a severance payment to the executive officer of a single payment in cash equal to three times the officer's annual compensation, including base, bonus and incentive compensation, at the rate in effect immediately prior to termination or at the rate in effect immediately prior to the change in control of the Company, whichever is greater. The executive officers may also receive certain other benefits in the event of a change in control, all of which are described in the Executive Retention Agreement.

In connection with our acquisition of MECA, we assumed the obligations under an employment agreement between Kathleen Bromage and MECA. Ms. Bromage is Vice President of our E-commerce Group. Her employment agreement provides that, among other things, Ms. Bromage is entitled to receive one year continuation of salary, short term incentive awards and benefits if she is terminated without cause.

                     REPORT OF THE COMPENSATION COMMITTEE ON
                        EXECUTIVE MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES
In administering the Company's executive compensation management program, the Compensation Committee is guided by the following principles:

1. The principal purpose of the program is to attract, retain and motivate key employees.

2. The program is based upon the achievement of measurable results, both short term and long term.

3. The program must therefore be composed of short-term and long-term elements based upon short-term and long-term goals.

4. A principal purpose of the program is to maximize the interest of the shareholders.

5. Meaningful stock ownership by key employees and stock performance are important components of the plan.

6. The base elements of the plan should be comparable to compensation paid by like companies for like responsibilities, but should provide opportunities for superior rewards based upon exceptional results.

7.   Exceeding plan goals should materially increase rewards.

8. The plan should reward not only Company performance, but also excellent individual performance.

9.   The plan should provide internal equity.

ELEMENTS OF THE PROGRAM
The primary elements of the compensation program are the short-term components of base pay and incentive compensation and the long-term component of stock options.

BASE PAY
The Company's executive compensation is based on the annual Financial Plan prepared by Company management and reviewed and adopted by its Board of Directors. The Plan provides the benchmark for the measurement of performance.

Surveys of companies in comparable industries are then used to set base pay. In establishing 1999 base pay, the Compensation Committee relied upon a report by Arthur Andersen LLP, which included certain published surveys and Arthur Andersen internal data. Some of the companies included in such surveys are also included in the industry specific index used by the Company in its stock performance graph. This process resulted in increases averaging eleven percent from 1998 to 1999.

INCENTIVE COMPENSATION
A critical principle here is the greater the responsibility and ability to affect results, the higher the proportion of salary paid as incentive compensation. For 1999, the incentive compensation for the Company's Named Executive Officers below was based upon the achievement of Plan Performance Objectives, consisting of Personal Objectives and Financial Plan Objectives. Personal Objectives for each of the Named Executive Officers below other than the Chief Executive Officer were set by the Chief Executive Officer. Personal Objectives for the Chief Executive Officer were set by the Compensation Committee.

For 100% achievement of Plan Performance Objectives, each of the Named Executive Officers below was to receive a percentage of his/her base salary as set forth below (the "Plan Bonus Amount"):

          Matthew W. Chapman                     100% of base salary
          Robert P. Chamness                     100% of base salary
          Robert T. Jett                          60% of base salary
          Lois M. Roberts                         50% of base salary

Kathleen M. Bromage earned a bonus and a deferred compensation award in 1999 based upon pre-existing contractual obligations that were assumed by Concentrex as part of the MECA acquisition. In 1999, Ms. Bromage earned a short-term bonus of $100,000 and a deferred compensation award (the "DCA") of $100,000. One third of the DCA will be paid to Ms. Bromage on each of January 31, 2001, 2002 and 2003, if she remains an employee of Concentrex on such dates.

Other than Ms. Bromage, the Named Executive Officers' entitlement to incentive compensation begins upon achievement of at least 70% of Plan Performance
Objectives, provided that no incentive compensation may be awarded unless the Company achieves at least 70% of the Financial Plan Objectives. In the event the Company achieves between 70% and 100% of the Financial Plan Objectives, the Named Executive Officers would be entitled to receive a proportional amount of the incentive compensation they would be entitled to receive for achieving 100% of the Plan Performance Objectives (3-1/3% for each 1% increase between 70% and 100% of the Financial Plan Objectives). In the event that the Company achieves in excess of 100% of the Financial Plan Objectives, the Named Executive Officers may be awarded an additional bonus in an amount equal to 1% (2% for the Named Executive Officers who are also Directors of the Company) of such officer's Plan Bonus Amount for each 1% that the Company's financial performance exceeds Financial Plan Objectives; provided, however, that in no event shall any incentive compensation be paid with respect to financial performance in excess of 120% of the Company's Financial Plan Objectives.

While the Company's program is intended to provide competitive base pay for its executives, it is designed to provide higher than competitive rewards for outstanding performance.

The Company achieved less than 70% of the 1999 Financial Plan Objectives. As a result, the Board of Directors determined that no bonuses be paid to the Named Executive Officers under this bonus plan related to 1999 performance.

In 1999 the Company completed two major acquisitions, fundamentally and materially enhancing its size and scope of operations: MECA Software, LLC and ULTRADATA Corporation. In recognition of the extraordinary efforts of certain members of the management team in negotiating and closing these acquisitions and the related financing transactions, the Compensation Committee awarded extraordinary bonuses to the Named Executive Officers listed below that were outside the incentive compensation program described above:

          Matthew W. Chapman                  $100,000
          Robert P. Chamness                   $75,000
          Lois M. Roberts                      $50,000
          Robert T. Jett                       $50,000


STOCK OPTION PLANS
Stock options provide the long-term element of the compensation program. The Compensation Committee also administers the Company's stock option plans. The largest number of stock option shares are granted to those executive officers of the Company who are in a position to most significantly advance the Company's long-term goals. Except in the case of initial hires, such grants are made annually, following annual focal point reviews and salary adjustments. Most of the Company's option agreements include a five-year vesting schedule, which furthers retention of key executives. A stock option grant is intended to encourage substantial stock ownership by executive officers and to make the risks and rewards of stock ownership a principal determinant in the motivation and performance of management. Stock ownership and prospective stock ownership related to the stock ownership program are intended to insure the unity of the interests of management and the shareholders.

Since its inception, the Company has followed a policy of extending stock options to a broad base of employees below the executive management level for the purpose of strengthening employee loyalty to and identity with the Company, and motivating employee interest in the Company's success. The Company has never repriced its stock options.

COMPANY PERFORMANCE AND CEO COMPENSATION
For 1999, Matthew W. Chapman's base salary, as approved by the Compensation Committee, was $255,000. The base salary was determined using the same method as for other executive officers, as discussed above under "Base Pay." In 1999, the Company achieved less than 70% of its 1999 Financial Plan Objectives. Although the Company's Board of Directors has determined that Mr. Chapman significantly achieved his personal objectives, in accordance with plan policy Mr. Chapman did not receive a 1999 performance bonus award except for the previously described bonus related to the Company's 1999 acquisitions.

DEDUCTIBILITY LIMITATIONS UNDER SECTION 162(M) OF INTERNAL REVENUE CODE
The Company has not adopted a policy with respect to executive compensation in excess of $1,000,000 a year and has not paid compensation at such levels. The Company will continue to review existing limitations on the tax deductibility of such compensation.

COMPENSATION COMMITTEE
J. Kenneth Brody (Chair)     Eran S. Ashany     Lorraine O. Legg       L. B. Day


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company engaged the services of Michaels Printing, Inc. for purposes of printing and related services, for which the Company paid an aggregate of approximately $69,900 during 1999. Robert T. Jett, Executive Vice President, Secretary and a member of the Board of Directors of the Company, is the brother of Michael Jett, an equity owner of Michaels Printing, Inc. The Company believes that the terms and conditions under which printing orders have been made with Michaels Printing, Inc. have been based on competitive prices for similar services available within the Portland metropolitan area. The Company expects to continue this business relationship in 2000.

In 1997, the Company formed Lori Mae, L.L.C., an Oregon limited liability company ("Lori Mae"), with Pacific Securitization, Inc., a California corporation involved in asset securitization. The Company and Pacific Securitization, Inc. each own 50 percent of Lori Mae. Lori Mae was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, owns a 39.25 percent interest in Pacific Securitization, Inc.

Pursuant to a Stock Sale and Purchase Agreement (the "Agreement") entered into by the Company in connection with its acquisition of all of the issued and outstanding common stock of Culverin Corporation in November 1995, Eric Wagner, a former Culverin shareholder and an executive officer of the Company, received $1,177,877 cash paid in installments through December 31, 1999, and 10,704 shares of the Company's Common Stock on January 1, 1998.

Certain other contingent payments will be made on an annual basis through September 30, 2001. The contingent payments will be equal to specified percentages of the Company's revenues (as such term is defined in the Agreement) attributable to the licensing of certain products in each fiscal year during such period. Contingent payments made through December 31, 1999 total $1,090,822 and were made in cash. Contingent payments earned in 2000 may be made, at the Company's option, either in cash or in combination of cash and the Company's Common Stock. The aggregate payments to be made by the Company pursuant to the Agreement to all former Culverin shareholders, including Mr. Wagner, cannot exceed $10 million.

The Company has pledged a certificate of deposit in the amount of $200,000 with a bank, securing a loan by the bank to Robert P. Chamness in connection with construction of Mr. Chamness' principal residence. The loan is scheduled to be repaid upon the sale of Mr. Chamness' current residence.

On August 13, 1999 the Company and its subsidiaries entered into a financing agreement (the "Financing Agreement") with Foothill Capital Corporation ("Foothill") and certain other parties (collectively, the "Lenders") for three credit facilities aggregating $80 million. The credit facilities provided under the Financing Agreement terminate on August 13, 2002. One of the Lenders, Levine Leichtman Capital Partner II, L.P., is the beneficial owner of more than 5% of the Company's capital stock (as defined in Rule 13d-3 of the Exchange Act) by virtue of its ownership of a Lender Warrant and a Subordinated Note.

The first credit facility under the Financing Agreement is a revolving credit facility (the "Foothill Revolver") for up to $15 million, subject to borrowing base restrictions related to accounts receivable of the Company and its subsidiaries. The Foothill Revolver bears interest at an annual rate equal to the prime rate plus 1.0%. On August 13, 1999 the Company drew $1.7 million under the Foothill Revolver in connection with the ULTRADATA acquisition. The interest rate on the Foothill Revolver was 9.5% at December 31, 1999.

The second credit facility under the Financing Agreement is a term loan for $35 million (the "Term A Loan") that bears interest at an annual rate equal to the prime rate plus 2.0%. The Term A Loan has scheduled quarterly prepayments of principal beginning in the second quarter of 2000 that are expected to aggregate $19 million over the term of the loan; the expected remaining principal of $16 million is due on August 13, 2002. On August 13, 1999 the Company drew $35 million under the Term A Loan in connection with the ULTRADATA acquisition. The interest rate on the Term A Loan was 10.5% at December 31, 1999.

The third credit facility under the Financing Agreement is a term loan for $30 million (the "Term B Loan") that bears interest at an annual rate equal to the prime rate plus 5.0%. The Term B Loan has no scheduled prepayments of principal. The Term B Loan is due in full on August 13, 2002. On August 13, 1999 the Company drew $30 million under the Term B Loan in connection with the ULTRADATA acquisition. The interest rate on the Term B Loan was 13.5% at December 31, 1999.

In connection with the credit facilities provided under the Financing Agreement, the Company issued to the Lenders warrants (the "Lender Warrants") to purchase up to 381,822 shares of the common stock of the Company, which represented 5.0% of the fully diluted common stock of the Company at the date of issuance. The exercise price of the Lender Warrants is $10.00 per share. The Company has registered for resale the shares of common stock issuable upon exercise of the Lender Warrants. The Lender Warrants are exercisable through August 13, 2004. The Company also issued warrants to purchase 58,000 shares of common stock to the debt placement agent in connection with obtaining the credit facilities under the Financing Agreement. The warrants issued to the debt placement agent have the same terms as the Lender Warrants.

On August 13, 1999 the Company also issued 10% Convertible Subordinated Discount Notes (the "Subordinated Notes") in the aggregate original face amount of $7.4 million (with original issue discount of $1.9 million). The Subordinated Notes are generally non-callable by the Company through August 13, 2002. Interest at 10% per annum accretes on the Subordinated Notes through August 13, 2002 and then becomes payable in cash by the Company if the Subordinated Notes are not redeemed or converted by that date. The Subordinated Notes are initially convertible into a maximum of 743,754 shares of the Company's common stock at the election of the holders. The actual number of shares into which the Subordinated Notes are convertible depends upon the date of conversion and the amount of interest accreted on the Subordinated Notes through the date of conversion. The conversion price of the Subordinated Notes is $10.00 per share. If the average closing price of the Company's common stock for the 10 trading days ending on August 12, 2000 is less than $10.00 per share, the conversion price will be reduced at that time to equal such average price. The Subordinated Notes are due on August 13, 2004 if not previously converted by that date. The Company received gross proceeds of $5.5 million upon issuance of the Subordinated Notes, all of which was used in connection the ULTRADATA acquisition.

During the fourth quarter of 1999, we amended our financing agreements with the Lenders. In consideration for those amendments, we agreed to pay fees of 2% of the total loan commitments (a total of $1.7 million) and agreed to decrease the exercise and conversion prices of certain warrants and convertible notes held by the Lenders from $12.34 per share to $10 per share. The new exercise and conversion prices for the warrants were established at a 24% premium to the market price of our common stock at December 31, 1999.

In connection with our acquisition of MECA in 1999, the Company assumed certain obligations under an employment agreement between MECA and Kathleen Bromage. Under the agreement Ms. Bromage is entitled to $175,000 a year base salary and short term and long term incentive awards. If Ms. Bromage is terminated other than for "cause" she is entitled to receive her base salary and short term incentive awards for 12 months after termination.

Also in connection with the MECA acquisition, we assumed certain obligations under an employment agreement between Paul Harrison, MECA's former President and MECA. Mr. Harrison served as a Vice President of Concentrex until October 1, 1999 when his employment ended. The obligations assumed include continuation through December 31, 2000 of Mr. Harrison's salary of $300,000 and his benefits. He is also entitled to payments of $543,344 due on January 31, 2000 and $1,281,733 due on January 31, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and officers and persons owning more than 10% of the Company's Common Stock to file reports of initial ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made during the past fiscal year. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 1999, except that Messrs. Chapman, Chamness, Jett and Clement each filed a Form 5 for 1999 that reported one stock option grant from the Company which should have been reported on an earlier Form 5 for 1998, and Mr. Larlee and Ms. Roberts each filed a Form 5 for 1999 that reported two stock option grants from the Company which should have been reported on two earlier Form 5s, one for 1997 and one for 1998. The options reported in the above Form 5s were timely disclosed in all of the Company's other securities filings, including its proxy statements.

                              SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at the Company's 2001 annual meeting must be received by the Company at its principal executive office no later than December 8, 2000 in order to be included in the Company's 2000 Proxy Statement and proxy card. In the case of a shareholder proposal not included in the proxy statement but nonetheless raised at the annual meeting, unless the Company receives notice of the proposal not later than February 21, 2001, the enclosed proxy allows the Company's management to use discretionary voting authority in connection with such a proposal.

By Order of the Board of Directors,

Robert T. Jett
SECRETARY
Portland, Oregon
April 19, 2000

                              CFI PROSERVICES, INC.
                          D/B/A CONCENTREX INCORPORATED
       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2000

The undersigned hereby names, constitutes and appoints Matthew W. Chapman, Robert P. Chamness and Robert T. Jett, and each of them with the power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of CFI ProServices, Inc., d/b/a Concentrex Incorporated (the "Company" or "Concentrex") to be held at 10:00 a.m. Pacific Daylight Time on Friday, May 19, 2000, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned, with all the powers that the undersigned would possess if he were personally present.

1. PROPOSAL  1--Election of Directors |_| FOR all nominees, except as marked to
                                          the contrary in the list below.
                                      |_| WITHHOLD AUTHORITY to vote for all
                                          nominees listed below.


To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:

   MATTHEW W. CHAPMAN         FRANK E. BRAWNER         ROBERT B. WITT

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF
                            THE NOMINEES NAMED ABOVE.

2. PROPOSAL 2--To approve the Company's name change to Concentrex Incorporated.

 FOR PROPOSAL 2 |_|        AGAINST PROPOSAL 2 |_|     ABSTAIN ON PROPOSAL 2 |_|

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 2

3. PROPOSAL 3--To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000.

 FOR PROPOSAL 3 |_|        AGAINST PROPOSAL 3 |_|     ABSTAIN ON PROPOSAL 3 |_|

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 3

4. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote at their discretion and in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.


                                    -----------------------------
                                    Shares held


                                    -----------------------------
                                    Social Security Number


                                    -----------------------------
                                    Shareholder (sign name)
                                    I do ( ) do not ( ) plan to attend the
                                      (Please check)    meeting.

                                    The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 400 S.W. Sixth Avenue, Portland, Oregon 97204, prior to the Annual Meeting. The power of the Proxy holder shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.


SIGNATURE(S)
DATED_______, 2000

NOTE:Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.